Exhibit 4.39

Credit Agreement

Credit Provider: China Merchants Bank Shenzhen Branch (hereinafter “Party A”)

Credit Applicant: Shenzhen Xunlei Networking Technologies Co., Ltd. (hereinafter “Party B”)

Upon Party B’s application, Party A hereby agrees to provide a credit line for Party B. Now therefore, in accordance with applicable laws and regulations, Party A and Party B (hereinafter “the Parties”), through adequate negotiation, hereby make and enter into this Credit Agreement (hereinafter “this Agreement”), subject to the following terms and conditions.

1. Credit Line

1.1 Under this agreement, Party A will extend a credit line of Eighty Five Million Yuan (including other currencies of equivalent value converted at the exchange rate published by Party A at the time when a specific transaction actually occurs, same below) (including revolving credit line and/or one-time credit line) (hereinafter “the Credit Line”).

Any outstanding specific Credit Services or unpaid credit balance from Party A (or any subordinate body of Party A) and Party B’s previously signed Credit Agreement numbered ***, will be automatically incorporated into this Agreement and take up corresponding amounts of the Credit Line hereunder.

1.2 The credit extending period is twelve months from May 20th, 2019 to May 19th, 2020 (“the Credit Extending Period”). If Party B needs to use the credit line for a specific Credit Service, Party B shall apply for credit utilization within the Credit Extending Period; unless otherwise provided herein, Party A will not accept any credit utilization application submitted beyond the expiration date of the Credit Extending Period.

1.3 Credit products and services offered under the Credit Line include without limit one or more credit products or services of: loan/order loan, trade financing, bills discount, commercial bills acceptance, commercial acceptance bills guarantee, international/domestic guarantee, customs payment guarantee, legal-person account overdraft, derivative transaction, gold lease, etc.(hereinafter “Credit Services”).

“Trade financing” includes without limit such service types as international/domestic letter of credit, import bill advance, delivery guarantee, advance against import documentary collection, packing finance, export bill advance, export negotiation, advance against export documentary collection, import/export remittance financing, credit insurance financing, factoring, commercial paper guarantee, etc.

1.4 Revolving credit line refers to the maximum balance sum of principals of one or more foregoing Credit Services offered by Party A to Party B during the Credit Extending Period, which can be used by Party B on a continuous and revolving basis.

One-time credit line refers to a credit line under which the cumulative amount of all foregoing Credit Products offered by Party A to Party B must not exceed the amount of the one-time credit line approved by Party A. One-time credit line may not be used by Party B revoltingly; amounts of the multiple Credit Services applied for by Party B will take up corresponding amounts of the one-time credit line cumulatively, until the credit line is exhausted.

2.	Credit Line Usage Arrangement

2.1 Any specific Credit Services applied for by Party A and approved by Party B during the credit extending period, will be automatically incorporated into this Agreement and take up corresponding amounts of the Credit Line hereunder.

2.2 If Party A provides factoring service with Party B as the payer (debtor), the third-party accounts receivable debt against Party B acquired by Party A under these services will take up amounts of the Credit Line; if Party B applies for factoring service from Party A as the payee (creditor), the acquisition/offtake payments provided by Party A to Party B by using Party A’s own funds or other funds of lawful sources for the purchase of receivables held by Party B will take up amounts of the Credit Line.

2.3 If Party A entrusts other branches of China Merchants Bank to issue back-to-back letter of credit to the beneficiary according to its internal procedures after issuing the letter of credit, such letters of credit and documentary credits and delivery guarantees arising thereunder will take up amounts of the Credit Line.

Under the import letter of credit service, if any subsequent import bill advance is made under the same letter of credit, the letter of credit and import bill advance will take up the same amount of the Credit Line at different stage. That is to say, when an import bill advance is made, amount recovered after payment by the letter of credit will be reused to make import bill advance, and will be deemed to take up the same amount as the original import letter of credit.

3.	Credit Line Approval and Utilization

3.1 The types of Credit Line hereunder (revolving credit line or one-time credit line) and applicable types of Credit Services, credit amounts extended for different types of Credit Services, whether different types of Credit Services can be swapped, and specific conditions for utilizing the Credit Line are subject to approval of Party A. If Party A makes any adjustment to its original approval according to Party B’s application during the Credit Extending Period, any subsequent approvals issued by Party A will constitute supplements and modifications to the original approval, and so on.

3.2 Party B must apply for utilization of the Credit Line one by one by submitting the required documentation for examination and approval by Party A on a case-by-case basis. Party A shall have the right to decide whether to approve each application based on its internal management requirements, Party B’s operation status and other relevant conditions, and may reject Party B’s application at its sole discretion without assuming any legal liability to Party B. Where there is any inconsistency between this provision with any other provisions hereof, this provision shall prevail.

In any follow-up service of specific Credit Services previously approved by Party A, separate service agreements (whether single-transaction agreements/applications or framework agreement) signed between Party A and Party B for specific services hereunder will constitute integral parts of this Agreement. Amounts, interest rates, duration, purposes, fees and other transaction elements of each loan or other credits will be subject to separate service agreements, the transaction vouchers confirmed by Party A (including by not limited to loan statements etc.) and the transaction records in Party A’s system.

3.3 Duration of each loan or other credits within the scope of the Credit Line shall be determined according to Party B’s business need and Party A’s business management rules; the expiration date of each specific service may be later than that of the Credit Extending Period (unless required otherwise by Party A).

3.4 During the Credit Extending Period, Party A shall have the right to evaluate Party B’s business and financial status on an annual basis, and adjust the usable credit line of Party B based on such assessment.

4. Party B’s Rights and Obligations

4.1 Party B shall have the following rights to:

4.1.1 Require Party A to provide loans or other credits within the scope of the Credit Line in accordance with the terms and conditions hereof;

4.1.2 Make use of the Credit Line in accordance with the terms and conditions hereof;

4.1.3 Require Party A to maintain confidentiality for information provided by Party B regarding Party B’s production, operation, properties, accounts and other aspects, unless it is required otherwise by laws and regulations or the supervisory authority;

4.1.4 Transfer its debts to a third party with Party A’s consent.

4.2 Party B shall be obligated to:

4.2.1 Provide authentic documents required by Party A (including but not limited to, on the frequency required by Party A, provide authentic financial books/statements and annual financial reports, important decisions and changes in production, operation and management, money withdrawal/utilization information, information related to collateral, etc.), and information regarding all banks of deposit, account numbers and deposit & loan balances, and cooperate with Party A’s investigation, review and inspection;

4.2.2 Accept Party A’s inspection on its use of credit funds and related production, operation and financial activities;

4.2.3 Make use of the loans and/or other credits in accordance with provisions of this Agreement and separate contracts and/or the committed purposes;

4.2.4 Repay on time principals, interests and fees of loans, advances and other credits in accordance with provisions of this Agreement and separate contracts;

4.2.5 Obtain Party A’s written consent before transferring debts hereunder to any third party in whole or in part;

4.2.6 Inform Party A promptly and actively coordinate with Party A in arranging for measures to secure repayment of principals, interests and fees of all loans, advances and other credits hereunder under any condition as follows:

4.2.6.1 Material financial loss, loss of assets or other financial crisis has occurred;

4.2.6.2 It provides loans or guarantee security for any third party or provide mortgage/pledge security with its own assets (rights);

4.2.6.3 Suspension of business, revocation or deregistration of business license, filing or being filed for bankruptcy or dissolution, or changes in important business information, such as: business name, business registration address, operating location, or changes in beneficiary information etc.;

4.2.6.4 Its controlling shareholder, other affiliated company or ultimate controlling party encounters major crisis in their operation or finance, causing adverse impact to its normal operation; or the legal representative of its controlling shareholder, other affiliated company, ultimate controlling party/main responsible party, or board member or significant managerial staff incurs change in personnel, is penalized/limited personal freedom by authorized government entities for illegal activities or discipline violations, or is missing for over 7 days and may affect normal operations;

4.2.6.5 It enters into related-party transaction reaching 10% or more of its net assets value with its controlling shareholder or other affiliated company (Party B’s notification shall include, at least, the relationship of each related-party, the nature and type of the transaction, the transaction amount or the corresponding proportion, transfer pricing policy (including whether there is an actual monetary amount or only a symbolic transfer) etc.);

4.2.6.6 Any litigation, arbitration or criminal/administrative penalty has been brought by or against it, causing material negative effect on its operation or financial status;

4.2.6.7 Its legal representative/main responsible party, board member or significant managerial staff incur change in personnel, is penalized/limited personal freedom by authorized government entity for legal or disciplinary violations, or is missing for over 7 days and may affect normal operations;

4.2.6.8 It, or its ultimate controlling party has involvement in any private high-interest loan activity; or incur a bad record in another financial institution for loan rollover, late payment, interest arrears etc.; or its affiliated party experience an internal cash flow breakdown or a dead crisis; or its project is suspended, postponed or a major investment error occurs;

4.2.6.9 Other material circumstances that may affect its solvency.

4.2.7 Party B shall not be slack in managing or claiming its mature debts or dispose its existing major properties without compensation or by other improper means.

4.2.8 Party B must obtain Party A’s prior written consent before engaging in consolidation (merger), separation, restructuring, equity joint venture (cooperative joint venture), transfer of property rights or equity, reforming its shareholding system, overseas investment, increasing debt financing, etc.

4.2.9 In the case of dynamic pledge of accounts receivable, Party B shall guarantee that the credit balance at any time point during the Credit Extending Period is lower than 80% of the balance of the pledged accounts receivable, otherwise it must provide new accounts receivable acceptable to Party A for pledge or provide a bond (account number is determined by the bond deposit date generated or recorded by Party A’s system, same for hereunder), until the balance of the pledged accounts receivable ×80% + valid bond > credit balance.

4.2.10 In the case of bond pledge, if fluctuation in exchange rate results in the balance of the bond account being lower than 95% of the amount of the corresponding credit service, Party B shall have the obligation to provide additional amount of bond or other guarantee as required by Party A.

4.2.11 Party B shall guarantee that payments for goods under import shall be collected into the account designated by Party A; under export negotiation, shall transfer bills and/or documents under the letter of credit to Party A.

4.2.12 Party B shall ensure that settlement, payment and other income and expenditure activities are mainly carried out in its bank settlement account opened at Party A. During the Credit Extending Period, Party B’s share of settlement transactions in its designated account shall not be less than Party A’s financing share in all of the Party B’s bank financing.

5. Party A’s Rights and Obligations

5.1 Party A shall have the following rights to:

5.1.1 Require Party B to fully repay on time principals and interests of all loans, advances and credit debts under this Agreement and separate contracts;

5.1.2 Require Party B to provide documents and information related to its utilization of the Credit Line;

5.1.3 Ask for information about Party B’s production, operation and financial activities;

5.1.4 Supervise that Party B is utilizing loans and/or other credits for the purposes agreed under this Agreement and separate contracts; when it is required by its business, unilaterally suspend or restrict the corporate E-banking function of Party B’s account (including but not limited closing the E-bank, presetting list of payees/single payment limit/phase payment limit, etc.), restrict sale of settlement vouchers, or restrict telephone banking, mobile banking and other non-counter payment and exchange functions of Party B’s account;

5.1.5 Authorize other branches of China Merchants Bank in the place where the beneficiary is located to issue letter of credit to the beneficiary according to its internal procedures.

5.1.6 Deduct funds from any account of Party B at any outlet of China Merchants Bank for repaying Party B’s debts under this Agreement and separate contracts (if credit debts are not denominated in RMB, to purchase exchange from Party B’s CNY account according to the exchange rate published by Party A at the time of deduction to repay principals, interests and fees of the credit debts);

5.1.7 Transfer its claims against Party B, and inform Party B about the transfer and collect from Party B by appropriate means at its sole discretion, including but not limited to fax, mailing, personal service, announcement on the public media, etc.;

5.1.8 Monitor and entrust other China Merchants Bank outlets to monitor Party B’s accounts, and control disbursement of loan funds according to the loan purposes and payment scope agreed by the Parties;

5.1.9 If Party A finds that Party B is in a situation described under Article 4.2.6 of this agreement, Party A has the right to require party B to implement guarantee measures stipulated by Party A for the principle and interest balance of the credit line and all related fees under this agreement; Party A also has the right to take one or more of the remedies for breach of contract stipulated in the “Breach Events and Treatment” section of this agreement;

5.1.10 Other rights provided hereunder.

5.2 Party A shall be obligated to:

5.2.1 Extend loans or other credits to Party B within the scope of the Credit Line according to the conditions provided under this Agreement and separate contracts;

5.2.2 Maintain confidentiality for the status of Party B’s assets, finance, production and operation, unless otherwise provided by laws and regulations or otherwise required by the supervisory body.

6. Party B hereby makes the following guarantees:

6.1 Party B is an entity with legal-person qualification lawfully established and existing under the laws of the People’s Republic of China, its procedures for registration and annual reports publication are true, lawful and valid, and it has full capacity for civil conduct to sign and perform this Agreement;

6.2 Party B has obtained full authorization from its board of directors or any other authorities to sign and perform this Agreement;

6.3 Documents, data, certificates and other information provided by Party B regarding Party B, the Guarantor, mortgagors/pledgors and mortgaged/pledged assets are authentic, accurate, complete and valid, and do not contain material error or omission of any material fact that is inconsistent with the facts;

6.4 Party B shall strictly observe provisions of all separate transaction agreements and all letters and documents it issue to Party A;

6.5 No litigation, arbitration or criminal/administrative penalty that may have material adverse consequences on Party B or its main property has taken place at the time of signing this Agreement and no such litigation, arbitration or criminal/administrative penalty will take place during the execution of this Agreement. In case any such condition occurs, Party B shall immediately notify Party A;

6.6 Party B shall strictly abide by national laws and regulations in its business activities, carry out various businesses in strict accordance with the business scope stipulated in its business license or approved according to the law, and go through the formalities of annual registration inspection and business term renewal/extension on time;

6.7 Party B shall maintain or improve the current operation and management level, ensure the maintenance and appreciation of its existing assets, do not give up any mature debt claims, and do not dispose existing main properties without compensation or by other inappropriate ways;

6.8 Without permission of Party A, Party B shall not repay other long-term debts in advance;

6.9 At the time of signing and performing this Agreement, Party B has not had any other major events affecting the performance of its obligations hereunder.

7. Other Fees and Expenses

Where this Agreement involves matters that require notarization (except for mandatory notarization) or third-party services, related fees and expenses arising therefrom shall be borne by the entrusting party. If the entrusting is made by both parties collectively, they shall each bear 50% of the fees and expenses.

In the event that Party B fails to repay the debts owed to Party A under this Agreement as scheduled, all costs incurred by Party A in realizing its debt claim, such as attorney's fees, legal fees, travel expenses, announcement fees, service fees, etc., shall be borne by Party B in full, and Party B hereby authorizes Party A to directly deduct such costs from Party B's bank account at Party A. Where there is any deficiency, Party B shall indemnify Party A in full upon receipt of the notice from Party A without requiring any proof from Party A.

8. Breach Events and Treatment

8.1 Party B shall be deemed to have breached this Agreement when it:

8.1.1 Fails to perform or breaches any of the obligations set forth herein;

8.1.2 Makes any representation or warranty hereunder that is inauthentic or incomplete, or violates requirements of that provision and fails to rectify as required by Party A;

8.1.3 Makes any material breach event related to any lawful and valid contract signed by Party B with any other creditor and such breach is not satisfactorily resolved within three months following the date of breach.

The aforementioned material breach event refers to such breach of Party B that results in its creditor’s entitlement to claim from Party B an indemnity of CNY One Hundred Million or more.

8.1.4 If Party B is listed on the National Equities Exchange and Quotations (“NEEQ”) or has plans to apply to be listed; and it failed or is hindered to be listing on the NEEQ, or its listing application is suspended; or it has been issued with warning letters, ordered to make corrections, restricted in the trading of its securities account, or imposed with other self-disciplinary measures by NEEQ, for more than 3 times; or it is being subject to disciplinary actions, or its listing is terminated, or other similar circumstances;

8.1.5 When Party B is a supplier for the government procurement unit; and the government procurement unit makes three consecutive or cumulative late payments or displays other signs not conductive to Party A’s credit line repayment risk; or Party B’s supplier status is cancelled (blacklisted by the government procurement unit), or is unable to make timely supply delivery, has unstable product quality, experiences operation difficulty, shows significant deterioration of financial situation (negative debt-to-asset ratio), suspends production etc.

8.1.6 Party B’s financial indicators fails to continue to meet the target requirements specified under this agreement/the specific business agreement; or fails to continue to meet the prerequisites (if any) for Party A to provide Party B with any credit line/financing under the cost agreement/the specific business agreement.

8.1.7 Other circumstances Party A considers to be harmful to Party A’s legitimate rights and interests.

8.2 In the event the Guarantor has any of the following conditions, and Party A considers it may harm the Guarantor’s guarantee capability, thus requires the Guarantor to eliminate adverse effect of such circumstance or requires Party B to increase security or change security condition, but the Guarantor and Party B fails to cooperate with such requirement, it will be deemed a breach event has occurred:

8.2.1 A condition similar to one of the conditions described under Article 4.2.6 hereof has occurred, or a condition described under Article 4.2.8 has occurred without Party A’s consent;

8.2.2 The Guarantor conceals its actual capability for undertaking the guarantee responsibility or has not obtained authorization from relevant authority when issuing the irrevocable letter of guarantee;

8.2.3 The Guarantor fails to go through formalities on time for annual registration inspection, renewal/extension of its business term, or other similar circumstances;

8.2.4 The Guarantor is being slack in managing and claiming for its mature debts or disposes its existing main properties without compensation or by other improper means.

8.3 In the event the Mortgagor (or Pledgor) has any of the following conditions, and Party A considers it may results in failure of creation of mortgage/pledge or deficiency in the value of the mortgaged/pledged asset, thus requires the Mortgagor/Pledgor to eliminate adverse effect of such condition or requires Party B to increase security or change security condition, but the Mortgagor/Pledgor and Party B fails to cooperate with such requirement, it will be deemed a breach event has occurred:

8.3.1 The mortgagor/pledgor has no ownership or disposal right to the mortgaged/pledged asset or the ownership is disputable;

8.3.2 The mortgaged/pledged asset is leased, attached, seized or supervised or being subject to any statutory prior senior right (including but not limited to senior right of construction payment), and/or such conditions are concealed;

8.3.3 The mortgagor transfers, leases, re-mortgages or disposes by any improper means the mortgaged asset without Party A’s written consent; or even though such disposal is done with Party A’s written consent, the proceeds obtained from disposal of the mortgaged asset is not used to repay Party B’s debts to Party A as required by Party A;

8.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged asset, obviously derogating their value; or the act of the mortgagor directly endangers the mortgaged asset, causing their value to decrease; or the mortgagor fails to obtain insurance for the mortgaged asset as required by Party A during the mortgage term;

8.3.5 The mortgaged asset is or is likely to be included in the government’s scope of demolition and expropriation, but the mortgagor fails to inform Party A promptly and perform relevant obligations under the mortgage contract;

8.3.6 In case the mortgagor uses its housing property which it has mortgaged with China Merchants Bank to provide residual mortgage security for the transaction hereunder, the mortgagor pays off his/her personal mortgage loan without Party A’s consent before Party B’s has paid off its credit debt hereunder.

8.3.7 The pledgor pledged financial products purchased with funds from illegal/non-compliant sources

8.3.8 The mortgaged/pledged asset may impact the value of other mortgaged/pledged asset or impact Party A’s rights over mortgaged/pledged assets etc.

8.4 Where accounts receivable are pledged to secure the debt hereunder, if the accounts receivable debtor’s business has deteriorated significantly, or the accounts receivable debtor transfers its properties or illegally withdraws capital for the purpose of debt evasion, or colludes with the accounts receivable pledgor to change the payments collection channel to divert payment of accounts receivable from entering the designated collection account, or loses it goodwill, or loses or is likely to lose its capability to perform the pledge agreement, or has any other major event that impairs its solvency, Party A shall have the right to require Party B to provide corresponding security or provide new valid accounts receivable for pledge, failing which, it will be deemed a breach event has arisen.

8.5 Once any of the above breach events has arisen, Party A shall have the right to take the following measures separately or simultaneously:

8.5.1 Reduce the Credit Line hereunder, or stop utilization of the remaining amount of the Credit Line;

8.5.2 Recover in advance principals, interests and related fees of all loans extended within the scope of the Credit Line;

8.5.3 As for bills accepted or letters of credit, letters of guarantee, delivery guarantees and other credit papers issued (including entrusted reissue) by Party A within the Credit Extending Period, regardless if any advance has been made, Party A shall have the right to require Party B to increase the amount of bond, or transfer deposits from its other accounts at Party A into the bond account or deposit the corresponding amounts with a third party, to secure for repayment of future advances made by Party A hereunder;

8.5.4 As for outstanding accounts receivable claim of Party B acquired in factoring service, Party A shall have the right to require Party B to immediately perform the repurchase obligation and adopt other recovery measures in accordance with relevant separate service agreement; as for accounts receivable claim against Party B acquired in factoring service, Party A shall have the right to claim against Party B immediately.

8.5.5 As appropriate, Party A may also directly require Party B to provide other assets acceptable to Party A as new security, failing which, Party B shall be liable to pay a liquidated damages equivalent to 30% of the Credit Line hereunder.

8.5.6 Directly freeze/deduct deposit in/from any settlement account and/or other account opened by Party B at China Merchants Bank; stop the opening of any new settlement accounts for Party B, stop issuance of any new credit cards for Party B’s legal representative;

8.5.7 Report Party B’s credit violation information to credit bureaus and banking associations, and have the right to share such information among banking institutions and even release such information to the public;

8.5.8 Dispose of the pledged asset in accordance to the provisions of the guarantee text and/or pursue any loss from the guarantor

8.5.9 Take recourse in accordance with provisions hereof;

8.6 Funds recovered by Party A will be used to repay credit debts in a last-to-first order according to their respective maturity date. And each credit will be repaid in the following order: fees, liquidated damages, compound interests, penalty interests, interests, and lastly principals of the credit, until all principals, interests and related fees have been fully repaid.

Party A shall have the right to unilaterally adjust the above repayment order, unless otherwise required by laws and regulations.

9. Guarantee Clause

9.1 For all debts owed under by Party A to Party B under this agreement, pledged property guarantee or joint guarantee shall be provided by Party B or a Party A approved third party, Party B or the third party guarantor must provide or sign a guarantee text in accordance to Party A’s requirements.

9.2 Party A has the right to deny Party B’s credit line request if the guarantor have not signed the required guarantee text or have not completed required guarantee procedures (including any debtor dispute on accounts receivable prior to the receivables being pledged) in accordance to the provisions of this article.

9.3 In the case the mortgagor provides real estate mortgage guarantees for all debts owed by Party B to Party A, if party A becomes aware that the collateral property has already or may be included in the government’s demolition and collection plan, it shall immediately inform Party A and urge the mortgager to use compensation provided by the demolishing party as replacement collateral to continue the guarantee as stated under the mortgage agreement and complete the corresponding guarantee procedures in a timely manner, or provide another guarantee to Party A in accordance to Party A’s requirements

In an event that the guarantee must be redesigned or another guarantee must be provided due to the abovementioned circumstance, the mortgagor shall be responsible for all relevant fees, Party B shall also have joint and several liability to such fees. Party A has the right to deduct said fees from Party B’s accounts directly.

10. Others

10.1 During the term of validity of this Agreement, any tolerance or grace period given by Party A for any breach or delay of Party B or any delay of Party A in exercising any interest or right hereunder will not prejudice, affect or restrict any rights and interests Party A is entitled to as the creditor under the law and this Agreement, and shall not be deemed as Party A’s permission or approval for any breach or waiver of its right to adopt action against any existing or future breach.

10.2 In case this Agreement or any part thereof becomes void or invalid in law due to any reason whatsoever, Party B shall still be liable for all debts owed to Party A hereunder. In such case, Party A shall have the right to terminate performance of this Agreement and immediately claim repayment of all debts owed by Party B hereunder.

If any change in applicable laws or regulations results in increase in Party A’s cost for performing its obligations hereunder, Party B shall compensate for Party A’s cost increase as required by Party A.

10.3 The Parties’ notifications, requirements and other correspondences related to this Agreement shall be delivered in writing (including but not limited to mail, fax, email, Party A’s E-bank, mobile phone short message, WeChat, etc.).

10.3.1 Notification, if delivered by personal service (including but not limited to service by lawyer/notary public or express delivery) will be deemed served upon being signed receipt by the addressee (in case of rejection by the addressee, the notification will be deemed served upon the rejection date/return date or seven days following posting, whichever is earlier), if delivered by postal mail, will be deemed served seven days following posting, if delivered by fax, email, Party A’s E-bank notification, mobile phone SMS, WeChat or other acceptable electronic means, will be deemed served upon the date of successfully sent as shown by the sender’s corresponding system.

Notification of debt transfer or debt collection to Party B announced by Party A on any public media will be deemed served upon the date of announcement.

Either party who changes its postal address, email, fax, mobile phone or WeChat shall inform the other party about such change within five business days of such change, otherwise the other party shall have the right to serve notification to the original address or contact details. Notification failed due to change in address will be deemed served upon the date of return or seven days following posting, whichever is earlier. The changing party shall bear the loss of such notification failure on its own without prejudice to the legal effectiveness of the service.

10.3.2 The above postal address, email, fax, mobile phone and WeChat will also serve as the address for service of notarial and judicial documents to addressee (including but not limited to complaints/arbitration applications, evidences, summons, notices of response, notices of proof, notices of court session, notices of hearing, judgments/awards, orders, conciliation statements, notices of performance within a specified time and other legal documents for the hearing and execution stages); service of documents by the court of litigation and the notary public in writing as provided hereunder to the above address for service will be deemed duly served (refer to the previous article above for the specific service standard).

10.4 The Parties agree that, to make an application for the trade financing service, Party B will only need to affix the reserved seal to application form in accordance with the Letter of Authorization for Reserved Seal that it has provided to Party A; both parties hereby acknowledge the validity of such seal.

10.5 When applying for credit service through Party A’s online banking system, the digital signature generated by Party B’s digital certificate will be Party B’s valid signature for the purpose of such application; Party A shall have the right to produce relevant transaction vouchers according to the application information sent out from the online banking system, and Party B hereby acknowledges authenticity, accuracy and legitimacy of such information and acknowledges being bound by it.

10.6 Written supplementary agreements made and entered by and between the Parties through negotiation regarding matters not covered hereunder and modifications hereto and all separate contracts entered into hereunder by the Parties shall form appendixes to and constitute integral parts of this Agreement.

10.7 For convenience of business handling, all operations of Party A related to transactions hereunder (including but not limited to applications acceptance, documents review, loans releasing, transaction confirmation, deduction, inquiry, receipt printing, collection, payment deduction and collection and notification) may be processed by any outlet within Party A’s jurisdiction which may generate, issue and produce relevant letters and instruments; operations and instruments handled by other outlets within Party A’s jurisdiction will be regarded as being done by Party A and be binding on Party B.

10.8 All appendixes hereto shall constitute integral parts of this Agreement and will automatically apply to corresponding specific transaction conducted between the Parties.

10.9 As required by Party A, Party B (check the box □ “√” when applicable)

□ shall obtain insurance for its core assets and designate Party A as the primary beneficiary;

□ shall not sell or create mortgage on the _/_ assets designated by Party A before paying off all credit debts;

□ shall restrict distribution of dividends to its shareholders as follows as required by Party A before paying off its credit debts:

/

10.10 Party B shall guarantee that during the Credit Extending Period, Party B’s financial indicator will not fall below the following requirements:

/

10.11 Party B shall acknowledge the signed Organization Credit Business Agreement (including adjustments and additions made to it by the signing parties) numbered _/_ between merchant bank _/_ and Party B’s parent company/head office/holding company _/_ (insert company name), agree to be bound by the contents of this agreement, and agree to responsible for all listed duties of the Organization’s subsidiary as a subsidiary of the signing organization. Any violations will be treated in the same manner as if Party B committed such violation, Party A has the right enforce all economic remedies listed in this agreement.

10.12 Other Agreement Terms:

10.12.1 Both parties herby specifically agree to and confirm that in the event that any situation stipulated in Article 4.2.6 of this agreement or any of following situations Party A believes may endanger the security of its debts occur, Party A has the right to require Party B to implement guarantee measures for the safe repayment of all outstanding principle and interest balance of any loans, advances and other credit obligations and all related fees under this agreement in accordance with Party A’s requirements, or take one or more relief measures listed in Article 8.5 of this agreement:

Party B’s shareholder/ultimate controlling party abused the independent status of the company’s legal representative or the limited liability of a shareholder, committed tax evasion, stopped production, closed the business or revoked the company’s business license, filed or been filed for bankruptcy or dissolution, penalized by relevant authorized parties, committed criminal offense, implicated in major legal dispute, experienced major difficulty in production or major deterioration of financial situation.

In the event that the provisions in this article are inconsistent with provisions of other articles of this agreement, the provisions of this article shall prevail.

10.12.2 _/_

11. Applicable Law and Dispute Resolution

11.1 Conclusion, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong SAR, Macao SAR and the Taiwan region); and the Parties’ rights and interests shall be protected by the laws of the People’s Republic of China.

11.2 All disputes between the Parties arising out of or in connection with this Agreement and the performance hereof shall be resolved by the Parties through negotiation, failing which, either party may (choose one out of the following two options, check the box □ with “√”when applicable):

☑ 11.2.1 Bring an action with a competent people’s court at Party A’s place;

□ 11.2.2 Bring an action with a competent people’s court at the agreement signing location, the agreement signing location is _/_;

□ 11.2.3 Apply for arbitration with _/_ (insert name of the arbitration body) ; the place of arbitration shall be_/_.

11.3 After this Agreement and all separate contracts concluded thereunder have been notarized with mandatory enforcement force, to claim for repayment of debts owed by Party B under this Agreement and all separate contracts, Party A may directly submit an application to a competent people’s court for enforcement.

12. Effectiveness

This Agreement will enter into force upon being signed and affixed with signature seal by legal representatives/principal responsible persons of both parties or their authorized agents and affixed with common seals/seal of contracts of both parties, and will expire automatically upon the expiration date of the Credit Extending Period or the date when all debts and other related fees owed by Party B to Party A hereunder have been fully repaid (whichever comes later).

13. Supplementary Provisions

This Agreement is executed in triplicate with Party A, Party B and the Guarantor each keeping one copy and all copies have the same legal effect.

Appendix:

1: Special Provisions Regarding Cross-border Coordinated Trade Financing

2: Special Provisions Regarding Buyer/Import Factoring

3: Special Provisions Regarding Order Loan

4: Special Provisions Regarding Commercial Acceptance Bills Guarantee

5: Special Provisions Regarding Derivative Transactions

6: Special Provisions Regarding Gold Lease

Appendix 1:

Special Provisions Regarding Cross-border Coordinated Trade Financing

1. Cross-border coordinated trade financing refers to the cross-border trade financing Party B applies for from Party A based on the authentic cross-border trade background between itself and its overseas counterpart, which will be provided collectively by Party A and an overseas body of China Merchants Bank (hereinafter “the Coordinated Platform”).

2. Specific types of cross-border coordinated trade financing include without limit: back-to-back letter of credit, entrusted reissue, entrusted overseas financing, commercial paper guarantee, overseas crediting for letters of guarantee and cross-border trade financing express service. The meaning and business rules of each type of service will be agreed under separate service agreement.

3. Under back-to-back letter of credit, the master letter of credit opened by Party A upon Party B’s application will directly take up amount of the Credit Line hereunder, and documentary credits or advances made by Party A (whether during or after the Credit Extending Period) under such master letter of credit for performing its obligations as the issuing bank and corresponding interests and fees thereof will constitute Party B’s financing indebtedness to Party A and will be included into the scope of credit guarantee.

Under entrusted issuing of letters of credit/entrusted overseas financing, the letters of credit applied for /trade financing provided by overseas companies which Party A, upon Party B’s application, entrusts the Coordinated Platform to accept, will take up amount of the Credit Line hereunder. Import collection documentary credits extended by Party A or advances made by Party A for outward payment under import collection to Party B’s benefit (whether during or after the Credit Extending Period) and related interests and fees thereof will directly constitute Party B’s financing indebtedness to Party A and included in the scope of credit guarantee.

Under commercial paper guarantee, upon Party B’s application, Party A will directly take up amount of the Credit Line hereunder to provide guarantee for the commercial bills accepted by Party B. If Party B fails to make full payment for the bills on time, Party A shall have the right to made advances for the guaranteed bills, and such advances (whether made during or after the Credit Extending Period) and related interests and fees thereof will be included in the scope of credit guarantee.

Under overseas crediting for letters of guarantee service, letters of guarantee/standby letters of credit issued by Party A upon Party B’s application will directly take up amount of the Credit Line hereunder. After the overseas company has transferred collection rights (non-claim rights) under the letters of guarantee to the Coordinated Platform, advances made by Party A (whether during or after the Credit Extending Period) upon claim from the Coordinated Platform made based on the letters of guarantee/standby letters of credit and related interests and fees thereof will directly constitute Party B’s financing indebtedness to Party A and will be included into the scope of the credit guarantee.

Under cross-border trade financing express service, after Party A has approved Party B’s trade financing application, the trade financing directly provided to Party B by the Coordinated Platform will take up amount of the Credit Line hereunder. In case Party B fails to pay off trade financing of the Coordinated Platform on time, Party A shall have the right to make the repayment in the form of documentary credits or advances, such documentary credits or advances (whether made during or after the Credit Extending Period) and related interests and fees thereof will constitute Party B’s financing indebtedness to Party A and will be included into the scope of credit guarantee.

Appendix 2:

Special Provisions Regarding Buyer/Import Factoring

1. Definitions

1.1 Buyer/import factoring service refers to comprehensive factoring services covering payment approval and accounts receivable collection & management provided by Party A as the buyer/import factor for the seller/export factor after the latter has acquired accounts receivable against Party B as the accounts receivable debtor under the relevant commercial contract.

Under the buyer/import factoring service, in case Party B constitutes buyer credit risk, Party A shall assume payment approval liability for the buyer/export factor; in case any dispute arises during performance of the commercial contract, Party A shall have the right to transfer the acquired accounts receivable back to the seller/export factor.

1.2 The seller/export factor is the party who has concluded the factoring service agreement with the supplier/service provider (accounts receivable creditor) under the commercial contract and acquired accounts receivable held by the accounts receivable creditor. Party A can serve as both the buyer/import factor and the seller/export factor concurrently.

1.3 A dispute arises when Buyer raises objection, counter claim, offset or similar action against the accounts receivable acquired by Party A due to any dispute between the accounts receivable creditor and Party B concerning goods, services, invoices or other causes related to the commercial contract, or when any third party makes claim, applies for attachment, freezing or seizure or takes other similar actions against the accounts receivable under this Agreement; it will be deemed a dispute has arisen so long as the accounts receivable acquired by Party A can not be fulfilled whether in whole or in part due to any reason other than credit risk of the buyer.

1.4 Commercial contracts refer to transaction contracts concluded between Party B and the accounts receivable creditor for the trading of goods and/or services.

1.5 Under payment approval/payment guarantee, after Party B has constituted buyer credit risk, Party A shall pay corresponding amount of accounts receivable to the seller/export factor within a certain time limit following maturity of the accounts receivable.

2. Upon Party B’s application, Party A agrees to provide buyer/import factoring service for Party B within the scope of the Credit Line; any accounts receivable transferred from the seller/export factor to Party A will deduct/take up the credit line under the credit agreement in accordance to its amount.

Amounts paid by Party A as the buyer/import factor for performing its payment approval liability and all related fees will be deemed as credits extended to Party B under the Credit Agreement, and be included as a part of Party B’s credit guarantee coverage. Party A has the right to adopt any and all remedies under the Credit Agreement to pursue payment of any approved payment/guaranteed payment amount from Party B. So long as it has acquired accounts receivable within the Credit Extending Period, even though the payment approval obligation is performed by it following expiration of the said period, Party A shall still have the right to claim from Party B in accordance with the Credit Agreement and relevant commercial contract.

3. Buyer/import factoring fee

Buyer/import factoring fee refers to a business management fee collected by Party A for the provision of buyer/import factoring service to Party B, which will be charged from Party B upon transfer settlement at a certain percentage of the amount of the accounts receivable; the specific rate standard will be reasonably determined by Party A in accordance with its business rules.

4. Party B hereby gives up the right to raise objection against any dispute arising out of the performance of the commercial contract. Therefore, regardless if there is any other agreement, once Party B fails to make payment according to provisions of the commercial contract, it will be deemed that Party B has constituted buyer credit risk, and Party A will proceed to approve the payment, to which Party B has no objection.

Appendix 3:

Special Provisions Regarding Order Loan

1. Order loan refers to a loan that Party A extends to Party B based on the commercial contract (or project contract) concluded between Party B and a downstream client, to be used by Party B for performing routine production and operation activities under the commercial contract (or project contract) and will be repaid by sales income (or project income) under the relevant contract as the first source of repayment.

2. Party B shall open a sales income account with Party A for commercial contracts (or project contracts). Sales income under all commercial contracts (project contracts) which have applied for order loan must be remitted directly to this special account, and may not be used or changed without Party A’s approval. Party B must notify the payor that this special account is the only account to receive sales income. Party A shall have the right to deduct money from the special account to pay for principals, interests, penalty interests and other related fees of the order loan financing.

3. Under any of the following situations, Party A may immediately suspend the use of Party B’s credit line under the Credit Agreement and adopt corresponding breach remedies in accordance with the Credit Agreement:

3.1 Party B’s downstream client has been delinquent in payment for three times consecutively, and Party A reasonably believes that its financial condition has deteriorated to a degree not conducive to protecting Party A’s debt claim;

3.2 Party B’s supplier qualification has been canceled by its downstream client, or Party B fails to deliver goods to its downstream client on time, or quality of the goods supplied by Party B to its downstream client is unstable, or Party B fails to proceed with its works on schedule without approval of its downstream client, or Party B’s professional qualification is lowered to a degree not conforming to its downstream client’s requirements, or Party A reasonably believes that Party B has encountered operational difficulty or its financial condition has deteriorated, or total amount of payments from Party B’s downstream client has been lower than the total monthly payable amount due from Party B under relevant financing contract for three months consecutively, or the downstream client fails to make installment payment in accordance with relevant project contract for two times consecutively.

Appendix 4:

Special Provisions Regarding Commercial Acceptance Bills Guarantee

1. Commercial acceptance bills guarantee refers to the service by which Party A provides discount for the commercial acceptance bills accepted by Party B or allows the bill holder to apply for discount from any branch of China Merchants Bank (hereinafter “Other Discount Acceptance Bank”). The bill holder (hereinafter “Discount Applicant”) may apply for discount from Party A or Other Discount Acceptance Banks by presenting the commercial acceptance bill. Such discount service will take up a corresponding amount of the Credit Line hereunder.

As the provision of acceptor discount service for commercial acceptance bills by Party A to Party B is the precondition for Other Discount Acceptance Banks to accept discount applications from the bill holder, Other Discount Acceptance Banks, after processing the discount, shall have the right to transfer the discounted bills to Party A and Party A shall be obliged to accept such transfer. Party B hereby commits to unconditionally pay the commercial acceptance bills acquired by Other Discount Acceptance Banks when they fall due. Both parties have no objection to this provision.

2. Commercial acceptance bills referred to hereunder include both paper commercial acceptance bills and electronic commercial acceptance bills (hereinafter “Electronic Commercial Bills”) and both commercial acceptance bills with interest obligation on the discount applicant and commercial acceptance bills with interest obligation on the buyer.

Discount service for commercial acceptance bills with interest obligation on the buyer refers to such bills discount service by which Party B shall be obliged to pay the discount interest when Party A is processing discount for the commercial acceptance bills issued and accepted by Party B.

3. During the Credit Extending Period, Party B must open a commercial acceptance bill bond account with Party A (the account number will be the one generated or recorded by Party A’s system when the bond is deposited), and before the acceptance of each bill, deposit a certain amount of money into the bond account as per the percentage required by Party A to serve as the payment bond for the commercial accepted bills which are accepted by Party B and for which Party A has committed to discount.

Party B shall deposit full amount of payable bill into the bond account it opens with Party A before maturity of each commercial acceptance bill, to pay for the bill when it falls due.

4. During the Credit Extending Period, the discount applicant may present the commercial acceptance bills accepted by Party B directly to Party A for discount, or to another Discount Acceptance Bank for discount. Party A or the Other Discount Acceptance Bank shall have the right to examine the qualification of the discount applicant and requires Party B to verify and confirm, and decide at its sole discretion whether to provide discount or not.

After Other Discount Acceptance Bank has provided discount, it shall have the right to transfer the discounted commercial acceptance bills to Party A in accordance with applicable rules of China Merchants Bank. When Party A, after processing the discount or acquiring commercial acceptance bills from Other Discount Acceptance Bank, presents the bill to Party B for payment, Party B shall unconditionally make full payment for the payable bill on time.

5. The opening and discounting of each electronic commercial bill shall be subject to the transaction information saved in the Electronic Commercial Draft System of the People’s Bank of China or the customer statement or other transaction record produced or printed based on such transaction information. Party A’s transaction records will constitute integral parts hereof and have equal legal effect as this Agreement. Party B hereof acknowledges the accuracy, authenticity and legitimacy of such records.

6. Any disputes arising out of or in connection with the underlying contract of the commercial acceptance bills for which Party A guarantees to discount within the scope of the Credit Line shall be resolved by Party B and relevant party involved through negotiation; before the maturity of each bill, Party B shall still have the obligation to deposit sufficient amount of bond and bill amount on time in accordance with the aforementioned provisions.

7. After providing discount for the commercial bills accepted by Party B or acquiring commercial bills accepted by Party B from Other Discount Acceptance Bank, if Party B fails to deposit sufficient amount for the commercial acceptance bills before they fall due, Party A shall have the right to deduct corresponding payment from any deposit account of Party B with China Merchants Bank. For any advance made by Party A due to insufficiency in Party B’s deposit and insufficiency of balances in Party B’s accounts to make deduction, Party A shall have the right to collect a penalty interest from Party B at _5_/10,000 of the advanced amount per day in accordance with applicable provisions of the Payment Settlement Measures.

Appendix 5:

Special Provisions Regarding Derivative Transactions

1. Derivative transactions processed by Party A upon Party B’s application may take up the Credit Line by a certain percentage of the nominal principal of transaction/transaction amount, or in the case of floating loss on a derivative transaction, Party A may, in accordance with specific agreement between the Parties, take up additional credit line of Party B (upon the occurrence of each transaction, Party A will determine the credit line amount to be taken up based on the type, duration and risk of such transaction and the risk coefficient of the transaction corresponding to the deducted credit line); the actual credit line amount taken up will be subject to the contents recorded on the credit line occupation notice and/or transaction confirmation letter/verification letter and other related transaction documents issued by Party A.

2. All derivative transactions that still have balances or incur losses during the Credit Extending Period, whether the transactions arise during or after the Credit Extending Period, will take up the Credit Line in accordance with the preceding provision.

Appendix 6:

Special Provisions Regarding Gold Lease

1. “Gold Lease” service refers to the service by which Party A leases physical gold to Party B and Party B shall return to Party A equivalent quantity of gold of same nature and attribute upon expiration of the lease term and shall pay rents in Chinese yuan to Party A on schedule.

2. Party A may provide gold lease service for Party B upon Party B’s application within the Credit Extending Period and the scope of the Credit Line; physical gold leased by Party A will take up amount of the Credit Line by a corresponding value agreed under the gold leasing agreement signed by the Parties and will constitute Party B’s debts to Party A.

Special notes:

All terms and conditions of this Agreement (including all appendixes hereof) have been fully negotiated by all parties hereto. Party A has reminded Party B to pay special attention to the terms and conditions regarding exemption or limitation of the Party A’s liabilities, some rights unilaterally owned by the Party A, and increase or limit of Party B’s liabilities or rights, and to comprehend such terms and conditions fully and accurately. Party A has made corresponding explanations for the aforementioned terms and conditions upon the request of Party B. All signatory parties’ understandings of the terms and conditions of this Agreement are fully consistent.

(The reminder of this page is intentionally left blank)

(This page is the signatory page of the Credit Agreement No***)

Party A: China Merchants Bank Shenzhen Branch (Bank Seal)

Principal Responsible Person or Authorized Agent (Signature/Name Seal):

/s/ Special Seal for Contract of China Merchants Bank Shenzhen Branch

/s/ Yue Ying

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd. (Seal)

Legal Representative/Principal Responsible Person or Authorized Agent: (Signature/Name Seal):

/s/ Wu Kening

/s/ Shenzhen Xunlei Networking Technologies Co., Ltd.

Signing date: June 20, 2019

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